EMPLOYMENT AGREEMENT



         AGREEMENT dated as of August 22, 1996 by and between Private Label Cosmetics, Inc., a New Jersey corporation, with its principal place of business located at 20-10 Maple Avenue, Fairlawn, New Jersey 07410 ("Employer") and Michael J. Assante, a New Jersey resident residing at 10 Surrey Lane, Mahwah, New Jersey 07430 ("Employee").

         WHEREAS, the Employer desires to retain the services of the Employee, and the Employee desires to enter into the employ of the Employer.

         NOW, THEREFORE, the parties agree as follows:

         1. Employment: The Employer herewith employs the Employee, effective the date hereof, as its President/CEO, and the Employee hereby accepts such employment.

         2. Term: The term of employment is for three years commencing as of the date above set forth, automatically renewable for one additional two year term unless Employee notifies Employer to the contrary prior to the expiration of the original term, unless sooner terminated as hereinafter provided.

         3. Scope of Employment: Employee will devote substantially all of his time to promote the interests and business of the Employer. Employee's Duties shall include responsibility for the day to day operations of the Employer.

         4.   Compensation:

              a. Base Salary: In consideration of the employment as aforesaid and the covenants hereinafter contained, the Employer agrees to pay Employee a base salary at the rate of one hundred ninety-five thousand dollars ($195,000) per year.

              b. Welfare Plan(s): Employee shall be entitled to participate in any employee welfare plan(s) qualified or not under the Internal Revenue Code presently existing or to be formed.

              c. Health and Life Insurance: Employee shall be entitled, subject to availability, to medical and dental insurance benefits (full family coverage) provided by Employer, plus continuation of the present term life insurance policy subject to insurability of employee at standard rates in the amount of $1.1 million with a beneficiary to be named by the Employee, and for which Employer shall pay all premiums. The additional present $900,000 life insurance policy on the life of Employee shall remain or become a "key man" life insurance policy and Employee shall execute such documentation as may be necessary to designate Employer as the beneficiary thereof.


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              d.   Disability:  Employer shall obtain, subject to availability,
Disability Insurance providing benefits to Employee which commence on the 91st day following the disability. Said insurance shall provide Employee with disability income to the maximum insurable amount but in no event greater than Employee's annual salary under this agreement. In the event the Employee is disabled, as defined in the Disability Policy maintained for the Employee which disability continues for more than 90 days, Employee shall be entitled to receive payments as defined in the Disability Policy which payments shall constitute Employee's full compensation.

              e. Vacations: Employee shall be entitled to paid vacation during each fiscal year of the agreement in accordance with the practices of the Employer, and in no event less than three (3) weeks.

              f. Automobile Allowances: Employee shall be entitled to an automobile allowance in the amount of $1,000.00 per month, payable monthly in advance plus reimbursement of the actual cost of automobile insurance having reasonable levels of coverage.

              g. Business-Related Expenses: Employer shall promptly reimburse Employee for all business-related expenses reasonably incurred by Employee pursuant to guidelines established by Employer and supported by appropriate documentation.

              h. Bonus: Employee shall receive an annual bonus for each of calendar years 1997, 1998 and 1999 only, equal to 10% of the Company's net profits in excess of $500,000 per year (before deducting interest and taxes, but after deducting depreciation and amortization) based on the Company's audited financial statements for each said calendar year and payable within thirty (30) days of the completion of the audit for each said calendar year.

         5. Non-Competition: For a period of one year after the termination of Employee's employment, unless such termination by Employer is in violation of this agreement, the Employee will not directly or indirectly solicit nor sell to any person or entity which is or has been a customer of the Employer within twelve months preceding such termination.

         6.   Confidential Information: Employee agrees that during and for five
(5) years subsequent to his employment he will not disclose any information, including without limitation, cost lists, trade secrets and processes, obtained by him while in the employ of the company and relating to the Company to any person not employed by the Company. Specifically included in the company's confidential information is its list of customers and customer contacts with each customer.

         7. Remedies: Employee acknowledges that the covenants and agreements which he has made in sections 5 and 6 of this Agreement are reasonable and are required for the reasonable protection of the Employer and its relationship to its customers, employees and agents. Employee agrees that the breach of any covenant or agreement contained in section 5 and 6 may result in irreparable injury to the Employer and its business for which there may be


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no adequate remedy at law, and that, in addition to all other remedies provided by law or in equity with respect to the breach of any provision of this Agreement, the Employer will be entitled to prosecute proceedings at law or in equity to enforce the specific performance by Employee of his obligations under
Section 5 and 6 and to enjoin him from engaging in any activity in violation thereof. The Employee agrees that any action to enjoin the breach or threatened breach by the Employee of his obligations contained in Sections 5 and 6 shall not require the Employer to post a bond or other undertaking as a condition of the granting of such injunctive relief.

         8.   Termination of Employment:

              a. Termination: Employee's employment under this Agreement may be terminated by the Employer prior to the expiration of the term specified in
Section 2 hereof in the event that (i) the Employee shall die, (ii) the Employee is unable to perform his customary and usual duties on a full time basis, (iii) there exists "Just Cause," (iv) Employee's disability in excess of six months shall be deemed at the Company's election "Just Cause". Such "Just Cause" must be clearly and fully stated by notice in writing provided to Employee within five (5) days of such termination. In all other respects the obligations imposed upon the Employee by this Agreement shall continue in full force and effect. For the purpose of this Agreement, "Just Cause" shall mean proven dishonesty, a material breach of this Agreement or substantial non-performance of duties not related to illness.

              b. Compensation Payable Upon Termination: In the event of termination of Employee's employment, other than pursuant to sections 2. or 8.a. hereof or voluntarily by Employee, the Employee or his estate shall receive the current salary and all benefits to the expiration date of the employment agreement as may be extended hereunder. In the event termination is pursuant to sections 2. or 8.a. hereof or voluntarily by Employee, the Employee will be entitled to receive his unpaid salary as of the date of such termination.

              c. Resignation: The termination of this Agreement for any reason whatsoever automatically terminates membership as a member of the Company's Board of Directors.

         9.   Miscellaneous:

              a. Notices: All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when received, if personally delivered or mailed, certified or registered mail, postage prepaid, addressed to the Employer or Employee at the addresses for each first above written, or such other address as may be designated by notice in accordance with the provisions of this subparagraph.

              b. Entire Agreement: This instrument contains the entire agreement of the parties with respect to this subject matter, and suppressed and replaces any prior

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agreement or understanding, and no amendment, modification or waiver of any provision hereof shall be valid unless it is in writing and signed by the Employer and Employee.

              c. Section and Other Headings: The sections and other headings contained in this agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

              d. Severability: If any section, paragraph, term or provision of this Agreement shall be held or determined to be unenforceable, the balance of this Agreement shall nevertheless continue in full force and effect by such holdings and determination. In addition, in any such event, the parties agree that it is their intention and agreement that any such section, paragraph, term or provision which is held or determined to be unenforceable, as written, shall nonetheless be in force and binding to the fullest extent permitted by law as though such section, paragraph, term or provision had been written in such a manner to such an extent as to be enforceable under the circumstances.

         10. Governing Law: This Agreement shall be construed and performance hereof shall be determined in accordance with the laws of the State of New Jersey.

         11. Arbitration: All disputes, controversies or differences, claims or counterclaims which may arise between the parties out of or in relation to, or in connection with this Agreement or the interpretation of this Agreement, or from breach thereof, shall be finally settled by arbitration in New Jersey, pursuant to the rules then obtaining of the American Arbitration Association, by which each party hereof is bound and the decision or award of the arbitrators shall be final and conclusive and shall be enforceable in any court of competent jurisdiction.

         IN WITNESS WHEREOF, the undersigned parties hereto have duly executed this Agreement as of the day and year first above written.


                                       /s/ Michael J. Assante
                                       Michael J. Assante


                                       PRIVATE LABEL COSMETICS, INC.



                                       By: /s/ Michael J. Assante
                                           Its


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